Exhibit 10

- BEFORE THE PUBLIC SERVICE COMMISSION OF UTAH  -

In the Matter of the Application of	)	DOCKET NO. 05-035-54
MidAmerican Energy Holdings Company	)
And PacifiCorp dba Utah Power & Light	)
Company for an Order Authorizing	)
Proposed Transaction	)	REPORT AND ORDER

ISSUED: January 27, 2006

SHORT TITLE Acquisition of PacifiCorp by MidAmerican Energy Holdings Company

SYNOPSIS

The Commission approves a Stipulation by parties supporting the acquisition of PacifiCorp from ScottishPower by MidAmerican Energy Holdings Company. The Commission orders MidAmerican Energy Holdings Company and PacifiCorp to comply with the commitments appended to the Stipulation.

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-ii-

DOCKET NO. 05-035-54

-iii-

APPEARANCES:

Edward A. Hunter, Jr. Jennifer H. Martin Attorneys at Law Stoel Rives		For PacifiCorp
Mark C. Moench Attorney at Law	“	MidAmerican Energy Holdings Company
Patricia E. Schmid Assistant Attorney General	“	Division of Public Utilities
Paul H. Proctor Assistant Attorney General	“	Committee of Consumer Services
Gary A. Dodge Attorney at Law Hatch, James & Dodge	“	UAE Intervention Group
F. Robert Reeder Consumers Vicki M. Baldwin Attorneys at Law Parson, Behle & Latimer	“	Utah Industrial Energy
Eric C. Guidry Attorney At Law	“	Western Resource Advocates

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I. PROCEDURAL HISTORY

On May 23, 2005, ScottishPower and PacifiCorp Holdings, Inc. (“PHI”), the wholly owned subsidiary of ScottishPower directly holding the common stock of PacifiCorp, reached an agreement providing for the sale of all PacifiCorp common stock, held by PHI, to MidAmerican Energy Holdings Company (“MEHC”) for a value of approximately $9.4 billion, consisting of approximately $5.1 billion in cash plus approximately $4.3 billion in net debt and preferred stock, which will remain outstanding at PacifiCorp. PacifiCorp would thereafter become an indirect wholly-owned subsidiary of MEHC.

On July 15, 2005, MEHC and PacifiCorp (jointly referred to as “Applicants”) filed an application requesting an order of the Public Service Commission of Utah (“Commission”) authorizing the proposed transaction. Also on July 15, 2005, in support of the application MEHC submitted the pre-filed direct testimony of Gregory E. Abel, Brent E. Gale, Patrick J. Goodman and Thomas B. Specketer, and PacifiCorp submitted the pre-filed direct testimony of Judy A. Johansen.

Applications seeking approval and/or waiver of the proposed transaction were also filed with the public utility commissions in the states of California, Idaho, Oregon, Washington and Wyoming and with the Federal Energy Regulatory Commission (“FERC”), each of which regulates PacifiCorp, as well as the Nuclear Regulatory Commission.

On July 21, 2005 the Commission issued a Protective Order which provides a framework for protection of information claimed to be confidential. On July 27, 2005, pursuant to notice, a Scheduling Conference was held to discuss the schedule, discovery, pre-filed

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testimony, and other issues related to this proceeding. The Commission issued a Scheduling Order dated August 1, 2005, establishing a procedural schedule with an August 22, 2005 deadline for petitions to intervene.

The following parties petitioned to intervene: US Magnesium (“US Mag”), International Brotherhood of Electrical Workers Local 57, Utah Industrial Energy Consumers (“UIEC”), Nucor Steel (a Division of Nucor Corporation), Salt Lake Community Action Program and Crossroads Urban Center collectively known as the Utah Ratepayer Alliance, UAE Intervention Group (“UAE”), Utah Associated Municipal Power Systems, Utah Clean Energy, Western Resource Advocates, and Deseret Generation & Transmission Co-operative. On August 25, 2005, the Commission issued an order granting intervention to US Mag. On December 27, 2005, the Commission issued an order granting intervention to the remaining parties.

On August 15, 2005, MEHC filed revisions to its direct testimony and exhibits to account for the Domenici-Barton Energy Policy Act of 2005, signed into law on August 8, 2005. This new energy legislation repealed the Public Utilities Company Holding Act of 1935 (“PUHCA”), resulting in a simpler transaction.

On November 18, 2005, a Stipulation dated November 15, 2005 was filed with the Commission, along with a motion requesting approval of the Stipulation. Parties to the Stipulation include MEHC, PacifiCorp, the Division of Public Utilities (“Division”), the Committee of Consumer Services (“Committee”), UIEC, UAE, Utah Clean Energy and Western Resource Advocates. The Stipulation contains 50 general commitments and 28 Utah-specific commitments agreed to by the Applicants in exchange for the support of the parties in this proceeding.

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On November 17 and November 28, 2005, revised scheduling orders were issued by the Commission. On December 2, 2005, MEHC, the Division and the Committee filed testimony on the Stipulation.

On December 12, 2005, pursuant to public notice, a hearing was held in which the Stipulation was presented to the Commission. Witnesses for MEHC, the Division and the Committee presented testimony supporting the Stipulation. No party presented testimony opposing the Stipulation. The Commission questioned the parties and witnesses regarding various aspects of the Stipulation and the evidence presented.

On December 14, 2005, the Commission held a public witness day where two persons appeared. Darrell Hafen, representing Dixie Power, Water, Light & Telephone and himself provided sworn testimony. Kathy Van Dame, representing Wasatch Clean Air Coalition, provided unsworn testimony. In addition, the Commission received several letters from public officials in support of the acquisition which are on file in this Docket.

II. STIPULATION

The Stipulation was executed on November 15, 2005, among the Applicants (MEHC and PacifiCorp), the Division, the Committee, UIEC, UAE, Utah Clean Energy and Western Resource Advocates. The Stipulation constitutes the negotiated resolution of all issues among the signatory parties, as provided in 50 general commitments and 28 Utah-specific

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commitments agreed to by and binding upon the Applicants. The commitments, appended to the Stipulation, include the extension of existing commitments previously entered into by PacifiCorp and/or ScottishPower, new commitments applicable to all the states of PacifiCorp’s service territory, and commitments applicable only to the activities and operations of PacifiCorp within Utah. The Stipulation is an acknowledgment by the signatory parties that the Applicants, by virtue of the commitments, have satisfied the net positive benefit standard in Utah for approval of the transaction. The Stipulation, including the commitments agreed to by the Applicants, is appended to this Order.

The proposed transaction must also obtain the approval of the state regulatory commissions for the other states in which PacifiCorp does business, namely Washington, Oregon, California, Idaho and Wyoming. The Stipulation contains what has been termed a “Most Favored Nation” clause (Stipulation item 10), which provides a process whereby commitments made in the approval process in other state jurisdictions, even after this Order is issued, can be considered and may subsequently adopted in Utah.

The Stipulation states no party waives any right to assert such positions regarding the prudence, just and reasonable character, rate or ratemaking impact or treatment, or public interest pertaining to any of the commitments (Stipulation item 14).

III. POSITIONS OF THE PARTIES

At the hearing five witnesses testify in support of the Stipulation. The Applicants provide one witness, the Division provides two witnesses, and the Committee also provides two witnesses.

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The Applicants’ witness testifies the Stipulation, including the “Most Favored Nation” clause (Stipulation item 10), strengthens many of the existing commitments, addresses the issues and concerns raised by the parties, provides real and significant benefits to Utah customers of PacifiCorp, and concludes the Stipulation is just, reasonable and in the public interest and should be approved by this Commission.

The witness explains the commitments appended to the Stipulation are intended to supersede both the commitments from acquisition by ScottishPower of PacifiCorp and the commitments offered in the Applicants’ direct testimony. In the event the Applicants determine that a commitment ceases to be in the public interest or otherwise should be eliminated or modified, they will be required to file with the Commission for approval of the elimination or modification of such commitments, serving copies of the filing upon all parties to this proceeding.

Among the commitments are new commitments related to reducing costs for PacifiCorp and to increasing the number and authority of senior management personnel located in Utah. The Stipulation also includes commitments which reflect the willingness and ability of MEHC to deploy capital to meet the significant infrastructure needs of PacifiCorp, including increased investment in transmission, renewable energy and energy efficiency.

Among the Utah-specific commitments are those which deal with local presence of PacifiCorp (Commitments U5-U8). The Applicants make a commitment to increase senior

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management and associated corporate personnel with those positions in the state of Utah, detailed in a plan to be filed by September 1, 2007 (Commitment U6). They also make a commitment dealing with the decision-making authority of principal officers and those with delegated authority in Utah to be able to make decisions regarding Utah customers on issues involving tariff interpretations and line extensions, for example, and other issues (Commitment U7).

The Applicants make commitments regarding Integrated Gasification Combined Cycle (“IGCC”) generation. They commit to the establishment of an IGCC technology working group (Commitment U15), and to undertake a study to evaluate the economics and feasibility of IGCC technology in Request For Proposals (“RFP”) Docket No. 05-035-47 (Commitment (U16). PacifiCorp will include an IGCC self-build option in any RFPs to meet non-renewable resource needs for 2014 or later and will present its evaluation of that option in the SB 26 process. PacifiCorp intends to file its next rate case March 1, 2006. The applicants agree to delay the rate effective date, to allow MEHC to file supplemental testimony to update the revenue requirement and allow other parties to respond to that testimony, until December 11 of 2006 (Commitment U23).

The acquisition premium will be reported on the books of the acquisition company (at the holding company level) and not in accounts of PacifiCorp (Commitment U4). The only way that the acquisition premium could ever be included in rates of PacifiCorp would be if PacifiCorp affirmatively proposed to include the premium in retail rates and the Commission agreed. The Applicants state the intent of the commitment language is merely to

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preserve the right to make an argument to the Commission that the acquisition premium should be included in retail rates under one limited condition. The Applicants reserve a right in one limited circumstance to make an argument that a portion of the acquisition premiums should be pushed down in an appropriate setting. In order for the Applicants to exercise their right to present its argument to the Commission regarding inclusion in rates of the acquisition premium, PacifiCorp must be confronted with a potential violation of the matching principle of original cost ratemaking that (1) imputes to PacifiCorp customers (i.e., reduces the regulated revenue requirement on the basis of) a benefit associated with the premium accruing from a company above PacifiCorp in the holding company system while (2) failing to recognize in rates the cost associated with achieving that benefit. Such a situation would occur, for example, if the Commission were to attribute a lower cost of capital to the regulated operations of PacifiCorp based upon substitution of debt costs from the holding company for the cost of utility equity, without recognizing the additional risk (higher cost of equity) to the holding company of its higher leverage.

One witness for the Division testifies regarding corporate overhead charges, the Intercompany Administrative Services Agreement (“IASA”), access to books and records, and affiliate transactions, and concludes the application and the commitments provide the needed access to records and individuals to allow the Division to complete their audit responsibilities. The Applicants make the commitment (Commitment 38) to limit the corporate overhead charges to $9 million annually for the next five years, whereas the charges from Scottish Power to PacifiCorp in 2006 are estimated at $15.7 million. This commitment would

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potentially yield between $10 million and $30 million over the next five years in savings to PacifiCorp customers. Thus, overhead charges to PacifiCorp will be lower from MEHC than from ScottishPower and will provide a positive benefit.

The IASA outlines the administrative services that shall be included under this agreement. These services include but are not limited to use of office facilities, use of airplane, personal services, and financial services. The agreement outlines the method that these administrative services will be charged to affiliates. The IASA will be filed with the Commission as soon as practicable after the closing of the transaction (Commitment 13). The Applicants state they will request Commission approval of the IASA (Commitment U21). At that time, the Division staff will review the IASA and will make recommendations to the Commission regarding approval and/or changes to the agreement.

The Applicants have made commitments (Commitments 3, 4, and 5) which provide access to all books of account, documents, data and records of their affiliated interests and access to employees, officers, directors and agents as needed. The Applicants also agree the Division will have access to books and records necessary to investigate in detail the affiliated interest transactions between entities. MEHC will file an affiliated interest report annually which will employ transactions with each affiliate. The Division will then review the transactions for reasonableness and prudence. At that time the Division will determine if company policies have been adhered to as outlined in the IASA and procurement policy.

The other witness for the Division testifies regarding the benefits and costs of the proposed transaction. Benefits can be classified as intangible or tangible. Intangible benefits are

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those for which a definite economic dollar amount cannot be applied, and include commitments to abide by existing statues and regulation, to continue existing utility actions, to undertake actions which should be performed by any prudent electric utility, or are those commitments which are simply immeasurable. Among the latter are commitments isolating the utility from the holding company (termed “ring-fencing”), increasing executive decision-making sited in Utah, maintaining a local presence in terms of employees reflective of the relative size and growth of Utah’s loads within the integrated multi-state utility, extending and enhancing performance measures, and providing the ability to ultimately include commitments made in other state jurisdictions. The most significant intangible benefit is the willingness of the applicants to own an electric utility and the commitments related to funding the high level of long-term capital investments necessary to continue to provide utility service in the future, a level of funding ScottishPower no longer wishes to undertake.

The Division believes the commitment to postpone the implementation of new rates by 45 days to at least December 11, 2006 (Commitment U23), the commitment to expend $1 million for a Demand-Side Management study (Commitment 44), and the cost effects of capital investments by PacifiCorp under MEHC leadership may represent positive benefits but are difficult to quantify and are not included in the Division’s calculation of tangible benefits.

Two commitments provide tangible benefits: the reduction in the costs of corporate overheads (Commitment 38), mentioned above, and the reduction in the long-term cost of debt (Commitment 37). Whereas the reduction in corporate overhead costs are from $10 million to $30 million over five years, the reduction in the cost of long-term debt is about $6.3

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million over five years. Thus, the tangible benefits total $16 million to $36 million over the next five years, or $3 million to $7 million per year. Since Utah constitutes approximately 40 percent of the utility operations of PacifiCorp, the tangible benefits to Utah are approximately $1 million to $3 million per year over the next five years.

Certain costs associated with the transaction are expected to be borne by the stockholders of the applicants. These include the costs incurred in seeking approval of the transaction (Commitment 16), the treatment of the acquisition premium (Commitment U4), and the guarantee that customers will be held harmless if the transaction results in a higher revenue requirement than if the transaction had not occurred (Commitment 22).

While the tangible benefits are not large, the Division concludes the benefits of the transaction exceed the costs, thus satisfying the positive net benefit standard. In addition, given the commitments providing access to books and records of the utility and holding company, the ring-fencing protections of the utility within the holding company structure, the intangible benefits related to local decision-making and employment, and the willingness of MEHC to own PacifiCorp and make the necessary long-term capital investments in utility operations, the Division testifies acceptance of the Stipulation is in the public interest and recommends the transaction be approved.

The first witness for the Committee testifies regarding the commitments relating to transmission investment, coal generation technology, pension funding and the “Most Favored Nation” clause of the Stipulation. The Committee states it does not view every commitment as

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providing a benefit, but the Stipulation with the commitments, if they are fulfilled, are such that the transaction as a whole will provide net benefits to Utah customers.

The Applicants make a commitment regarding transmission investment in three projects (Commitment 34) having the effect of enhancing reliability and increasing flexibility regarding alternative generation resource options. The Committee views this commitment as being consistent with the Committee’s comments in the IRP process, in which the Committee has recommended that transmission options be analyzed, and be evaluated in a manner similar to generation resources. While the Committee states it has not agreed to the appropriateness or the ratemaking treatment of these projects by signing the Stipulation, they view the Applicants’ commitment to increase transmission investment, as well as the commitment to improve system reliability through other transmission and distribution actions (Commitment 35) as benefits of the transaction.

The Applicants make commitments to support the consideration of advanced coal-fuel technology (Commitment 41), to establish an IGCC Working Group (Commitment U15), and to analyze an IGCC option as a future resource alternative (Commitment U16). The Committee views these commitments to be consistent with the Committee’s comments in the IRP process in which the Committee has suggested that coal-fired generation resources, in conjunction with wind resources, may be more cost effective than natural gas-fired generation.

The Applicants commit to consider in the RFP process a self-build option for generation resources in excess of 100 MW (Commitment 39). The Committee has expressed a concern in the IRP process that the selection of a preferred portfolio of generation resources may

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have been influenced by the reluctance of ScottishPower to make capital investments. As a result of this commitment, the Committee states it is encouraged that capital investments seem to be less of a concern under MEHC ownership than under ScottishPower.

The Committee notes the pension plan of PacifiCorp is currently under-funded, but the Company has described a policy which if followed would bring its pension plan closer to being fully funded over a period of five years. The Applicants commit to maintaining its current pension funding policy for two years (Commitment 50). The Committee also describes the “Most Favored Nations” clause of the Stipulation (Stipulation Item 10), testifying this preserves benefits for Utah which may arise from the approval process in other states.

The second witness for the Committee testifies regarding the rate plan, corporate presence and the acquisition premium, concluding the Stipulation and attached commitments are in the public interest.

In the Stipulation in the Company’s last rate case, Docket No. 04-035-42, the Company agreed that its next Utah general rate case will be filed no earlier than March 1, 2006. In this case, PacifiCorp commits (Commitment U23) to filing its direct revenue requirement testimony by March 1, 2006, to file its remaining direct testimony by March 15, 2006, to incorporate the estimated effects of the transaction on corporate overhead costs and long-term debt costs, to file within fifteen days of the closing of the transaction supplemental testimony incorporating additional adjustments resulting from the transaction, and agrees to extend the rate effective date beyond 240 days to at least December 11, 2006. The intent is to allow parties time to address the proposed adjustments arising from the transaction. The Committee states this

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delay in the effective date of the new rates provides a monetary benefit to Utah customers, and testifies if a $50 million increase in revenues were granted, the benefit to Utah customers would be approximately $4.2 million per month.

The Applicants commit to increasing the number of corporate and senior management positions in Utah to better reflect the relative size of Utah’s retail load, and to submit a plan implementing such an increase by September 1, 2007 (Commitment U6), and commit to giving more decision-making authority to senior management personnel in Utah regarding customer service issues (Commitment U7). The Committee testifies that these commitments, if fulfilled, will provide a benefit to residential and small business customers.

The Applicants make the commitment whereby the acquisition premium paid by MEHC for PacifiCorp will not be recorded on the books of PacifiCorp (Commitment U4). The Committee testifies this commitment excludes the premium from the determination of Utah’s revenue requirement.

The UIEC agrees with the Division and Committee in supporting the Stipulation, states the transaction will improve service in Utah, and points out that ring-fencing provisions represent the best efforts of the parties to protect the utility from the traditional and usual risks associated with the relationship to its parent affiliate.

IV. DISCUSSION AND FINDINGS

We find the tangible benefits articulated by the parties in this case, though very small in comparison to Utah’s revenue requirement, do provide net positive benefits to Utah

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customers, and are sufficient to meet our standard for approval of the transaction. Many of the commitments reflect and recognize the obligations and duties of the Commission, the Division and the Committee, as well as the interests of other parties involved in the regulatory process in Utah. We find the risks regarding the affiliate relationship of the utility within the corporate structure of a holding company are appropriately addressed by the ring-fencing provisions. Further, we find the intangible benefits support approval of the transaction, particularly the willingness to make the long-term capital investments necessary to provide adequate, reliable and reasonably priced service for Utah customers, as well as the increase in local presence and decision-making authority. We recognize the commitments are statements of intent, and to be of value to Utah customers must be monitored by the parties and enforced by this Commission. Finally, we find the “Most Favored Nations” clause of the Stipulation provides a mechanism to allow Utah to adopt the same protections and benefits as are provided to the other states in which the Applicants seek approval of the transaction.

V. CONCLUSIONS OF LAW

Based upon the foregoing Discussion and Findings, the Commissions makes the following conclusions of law.

1. All hearings held in this case were properly noticed and were conducted in accordance with the Commission’s hearing procedures. All persons with a valid interest in the case, who desired to intervene, were allowed to do so. All parties were given adequate

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opportunity to conduct discovery, present evidence, cross examine evidence introduced by others, and to make argument on relevant issues properly before the Commission.

2. PacifiCorp, doing business in Utah as Utah Power and Light Company, is an electrical corporation as defined in Utah Code Ann. § 54-2-1(7) and a public utility as defined in Utah Code Ann. § 54-2-1(15). The Commission has authority to regulate PacifiCorp in the State of Utah and to supervise all of the public utility business of PacifiCorp in the State of Utah pursuant to Utah Code Ann. § 54-4-1.

3. MidAmerican Energy Holdings Company is a privately held Iowa corporation, with global energy businesses, including energy utility companies in the United States. After completion of the transaction between MEHC and ScottishPower, PacifiCorp will become an indirect wholly owned subsidiary of MEHC.

4. Based upon findings of fact, the Commission concludes that the stipulation executed by PacifiCorp, MEHC and the various signatory parties is just and reasonable and should be approved. The Commission concludes that the proposed transaction, as modified by the stipulation and conditions contained therein , meets the net positive benefit standard enunciated by the Commission and is in the public interest, as required by Utah Code Ann. §§ 54-4-29 and 54-4-30. The Commission further concludes that because the proposed transaction as modified meets the requirements of Utah Code Ann. §§ 54-4-29 and 54-4-30, MEHC should be authorized to acquire all of the outstanding common stock of PacifiCorp.

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VI. ORDER

Wherefore, pursuant to our discussion, findings and conclusions made herein, we order:

1. The Stipulation executed on November 15, 2005, by MidAmerican Energy Holdings Company, PacifiCorp, the Division, the Committee, UAE Intervention Group, Utah Industrial Energy Consumers and Western Resource Advocates is adopted by the Commission and incorporated by reference in this Order.

2. The joint application of MidAmerican Energy Holdings Company and PacifiCorp for a Commission order authorizing the proposed transaction is granted.

3. The grant of the joint application is subject to the commitments appended to the Stipulation executed on November 15, 2005, by MidAmerican Energy Holdings Company, PacifiCorp, the Division, the Committee, UAE Intervention Group, Utah Industrial Energy Consumers and Western Resource Advocates.

4. The Commission reserves the explicit right to re-open the commitments appended to the Stipulation to add, without modification of the language thereof except such nonsubstantive changes as are necessary to make the commitment or condition applicable to Utah, commitments and conditions accepted or ordered in another state jurisdiction.

This Report and Order constitutes final agency action in this docket. Pursuant to Utah Code Ann. §§ 63-46b-12 and 54-7-15, agency review or rehearing of this order may be obtained by filing a request for review or rehearing with the Commission within 30 days after the issuance of the order. Responses to a request for agency review or rehearing must be filed

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within 15 days of the filing of the request for review or rehearing. If the Commission fails to grant a request for review or rehearing within 20 days after the filing of a request for review or rehearing, it is deemed denied. Judicial review of the Commission’s final agency action may be obtained by filing a Petition for Review with the Utah Supreme Court within 30 days after final agency action. Any Petition for Review must comply with the requirements of Utah Code Ann. §§ 63-46b-14, 63-46b-16 and the Utah Rules of Appellate Procedure.

DATED at Salt Lake City, Utah, this 27th day of January, 2006.

/s/ Ric Campbell, Chairman

/s/ Ted Boyer, Commissioner

/s/ Ron Allen, Commissioner

Attest:
/s/ Julie Orchard
Commission Secretary

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APPENDIX: STIPULATION AND COMMITMENTS

-       BEFORE THE PUBLIC SERVICE COMMISSION OF UTAH –

In the Matter of the Application of	)	STIPULATION
MidAmerican Energy Holdings Company	)
And PacifiCorp dba Utah Power & Light	)
Company for an Order Authorizing	)
Proposed Transaction	)	DOCKET NO. 05-035-54

BACKGROUND

1. On July 15, 2005, MidAmerican Energy Holdings Company (“MEHC”) and PacifiCorp (“PacifiCorp”) (sometimes hereinafter jointly referred to as “Applicants”) filed an Application with the Public Service Commission of Utah (“Commission”) authorizing a proposed transaction (“Transaction”) whereby MEHC would acquire all of the outstanding common stock of PacifiCorp and PacifiCorp would thereafter become an indirect wholly owned subsidiary of MEHC.

2. The Division of Public Utilities, the Committee of Consumer Services and other parties have reviewed the Application, the pre-filed testimony of the Applicants and the responses to the extensive discovery requests submitted in this and other proceedings.

3. Since the filing of the Application, the parties have engaged in settlement discussions on the issues in this proceeding. The settlement discussions have been open to all parties to this Docket.

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PURPOSE AND PARTIES

4. This Stipulation (“Stipulation”) is entered into by the parties whose signatures appear on the signature pages hereof (collectively referred to herein as the “Parties” and individually as “Party”) and constitutes the negotiated resolution of all of the issues in this proceeding.

5. The Parties, by signing this Stipulation, acknowledge that the Applicants have satisfied the standard in Utah for approval of the Transaction and request that the Commission issue its order approving the Application and this Stipulation.

6. The Parties agree to support Commission approval of the Application and this Stipulation. The Division of Public Utilities and the Committee of Consumer Services will, and the other Parties may, provide testimony in support of the Application and this Stipulation.

MODIFICATION

7. The Parties have negotiated this Stipulation as an integrated document. If the Commission rejects all or any part of this Stipulation or imposes additional material conditions in approving the Application, any Party disadvantaged by such action shall have the right, upon written notice to the Commission and all Parties within 15 business days of the Commission’s order, to withdraw from this Stipulation. However, prior to withdrawal, the Party shall engage in a good faith negotiation process with the other Parties. No Party withdrawing from this Stipulation, including the Applicants, shall be bound to any position, commitment, or condition of this Stipulation.

EFFECTIVE DATE

8. Subject to Paragraph 9 of this Stipulation, the effective date of this Stipulation shall be the date of the closing of the Transaction.

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9. The obligations of the Applicants under this Stipulation are subject to the Commission’s approval of the Application in this docket on terms and conditions acceptable to the Applicants, in their sole discretion, and the closing of the Transaction.

COMMITMENTS BY THE PARTIES

10. Appendix A contains the complete list of Commitments that Applicants collectively and individually agree to make in exchange for the support of the Parties in this proceeding (hereinafter referred to as “Commitments”). The Commitments are comprised of several separate categories of commitments; specifically, extensions of existing commitments previously entered into by PacifiCorp and /or ScottishPower, new commitments entered into by the Applicants applicable to all the states in which PacifiCorp’s service territory extends and, finally, Utah-specific commitments which apply only to the activities and operations of Applicants within Utah. By virtue of executing this Stipulation, the Applicants agree to perform all of the Commitments set forth in Appendix A according to the provisions of each Commitment as set forth therein.

In the process of obtaining approvals of the Transaction in other states, the Commitments may be expanded or modified as a result of regulatory decisions or settlements. The Applicants agree that the Commission shall have an opportunity and the authority to consider and adopt in Utah any commitments or conditions to which the Applicants agree or with which the Applicants are required to comply in other jurisdictions, even if such commitments and conditions are agreed to after the Commission enters its order in this docket. To facilitate the Commission’s consideration and adoption of the commitments and conditions from other jurisdictions, the Parties urge the

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Commission to issue an order accepting this Stipulation as soon as practical, but to reserve in such order the explicit right to re-open Appendix A to add (without modification of the language thereof except such non-substantive changes as are necessary to make the commitment or condition applicable to Utah) commitments and conditions accepted or ordered in another state jurisdiction. To provide input to the Commission to facilitate a prompt decision regarding the desirability or lack of desirability for these out-of-state commitments and conditions to be adopted in Utah, the Parties agree to and recommend the following process:

•

Within five calendar days after a stipulation with new or amended commitments is filed by the Applicants with a commission in another state jurisdiction, Applicants will send a copy of the stipulation and commitments to the Parties.

•

Within five calendar days after a commission in another state jurisdiction issues an order that accepts a stipulation to which Applicants are a party or otherwise imposes new or modified commitments or conditions, that order, together with all commitments and conditions of any type agreed to by Applicants or ordered by the commission in such other state, will be filed with the Commission and served on all parties to this docket by the most expeditious means practical. Within ten calendar days after the last such filing from the other states (“Final Filing”), any party to the docket wishing to do so shall file with the Commission its response, including its position as to whether any of the covenants, commitments and conditions from the other jurisdictions (without modification of the language thereof except such nonsubstantive changes as are necessary to make the commitment or condition

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applicable to Utah)) should be adopted in Utah. Within five calendar days after any such response filing, any party to the docket may file a reply with the Commission. The parties agree to support in their filings (or by representation of same by MEHC) the issuance by the Commission of an order regarding the adoption of such commitments and conditions as soon as practical thereafter, recognizing that the transaction cannot close until final state orders have issued.

11. Parties will encourage the Commission to enter a final Utah approval order by February 28, 2006.

12. So long as MEHC files its supplemental testimony pursuant to Commitment U 23 by May 15, 2006, Parties will not object to the use of a future test period solely on the basis of the MEHC acquisition.

13. Not later than the Final Filing, MEHC and PacifiCorp will disclose to the Parties any written commitments, conditions or covenants made in another state jurisdiction (between the date of the filing of the Stipulation and the receipt of the last state order in the transaction docket) intended to encourage approval of the transaction or avoidance of an objection thereto.

RESERVATION OF RIGHTS

14. By executing this Stipulation, no Party waives any right to assert such positions regarding the prudence, just and reasonable character, rate or ratemaking impact or treatment, or public interest as they deem appropriate pertaining to any Commitment.

Executed this _____ day of November, 2005.

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MIDAMERICAN ENERGY HOLDINGS COMPANY
/s/ Mark C. Moench
Senior Vice President, Law

PACIFICORP
/s/ D. Douglas Larson
Vice President, Regulation

UTAH DIVISION OF PUBLIC UTILITIES
/s/ Michael Ginsberg
Patricia Schmid
Assistant Attorney General

UTAH COMMITTEE OF CONSUMER SERVICES
/s/ Reed Warnick
Paul Proctor
Assistant Attorney General

UTAH INDUSTRIAL ENERGY CONSUMERS
/s/ F. Robert Reeder
Vicki M. Baldwin
Attorneys for UIEC, an Intervention Group

UAE INTERVENTION GROUP
/s/ Gary Dodge
Attorney for UAE

DOCKET NO. 05-035-54

UTAH CLEAN ENERGY
/s/ Sarah Wright
Executive Director

WESTERN RESOURCE ADVOCATES
/s/ Eric Guidry
Energy Program Staff Attorney

DOCKET NO. 05-035-54

MEHC Acquisition of PacifiCorp

Utah Docket No. 05-035-54

Consolidated List of Commitments

Extension of Existing Commitments – (reference Gale’s Exhibit UP&L (BEG-1)

1)

MEHC and PacifiCorp affirm the continuation (through March 31, 2008) of the existing customer service guarantees and performance standards in each jurisdiction. MEHC and PacifiCorp will not propose modifications to the guarantees and standards prior to March 31, 2008. Refer to Commitment 45 for the extension of this commitment through 2011.

2)

Penalties for noncompliance with performance standards and customer guarantees shall be paid as designated by the Commission and shall be excluded from results of operations. PacifiCorp will abide by the Commission’s decision regarding payments.

3)

PacifiCorp will maintain its own accounting system, separate from MEHC’s accounting system. All PacifiCorp financial books and records will be kept in Portland, Oregon. PacifiCorp’s financial books and records and state and federal utility regulatory filings and documents will continue to be available to the Commission, upon request, at PacifiCorp’s offices in Portland, Oregon, Salt Lake City, Utah, and elsewhere in accordance with current practice.

4)

MEHC and PacifiCorp will provide the Commission access to all books of account, as well as all documents, data, and records of their affiliated interests, which pertain to transactions between PacifiCorp and its affiliated interests or which are otherwise relevant to the business of PacifiCorp. This commitment is also applicable to the books and records of Berkshire Hathaway, which shall retain its books and records relevant to the business of PacifiCorp consistent with the manner and time periods of the Federal Energy Regulatory Commission’s record retention requirements that are applicable to PacifiCorp’s books and records.

5)

MEHC, PacifiCorp and all affiliates will make their employees, officers, directors, and agents available to testify before the Commission to provide information relevant to matters within the jurisdiction of the Commission.

6)

The Commission or its agents may audit the accounting records of MEHC and its subsidiaries that are the bases for charges to PacifiCorp, to determine the reasonableness of allocation factors used by MEHC to assign costs to PacifiCorp and amounts subject to allocation or direct charges. MEHC agrees to cooperate fully with such Commission audits.

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7)	MEHC and PacifiCorp will comply with all applicable Commission statutes and regulations regarding affiliated interest transactions, including timely filing of applications and reports.
8)

PacifiCorp will file on an annual basis an affiliated interest report including an organization chart, narrative description of each affiliate, revenue for each affiliate and transactions with each affiliate.

9)

PacifiCorp and MEHC will not cross-subsidize between the regulated and non-regulated businesses or between any regulated businesses, and shall comply with the Commission’s applicable orders and rules with respect to such matters.

10)

Due to PUHCA repeal, neither Berkshire Hathaway nor MEHC will be registered public utility holding companies under PUHCA. Thus, no waiver by Berkshire Hathaway or MEHC of any defenses to which they may be entitled under Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir.), cert. denied sub nom. Arcadia v. Ohio Power Co., 506 U.S. 981 (1992) (“Ohio Power”), is necessary to maintain the Commission’s regulation of MEHC and PacifiCorp. However, while PUHCA is in effect, Berkshire Hathaway and MEHC waive such defenses.

11)

Any diversified holdings and investments (e.g., non-utility business or foreign utilities) of MEHC following approval of the transaction will not be held by PacifiCorp or a subsidiary of PacifiCorp. Ring-fencing provisions (i.e., measures providing for separate financial and accounting treatment) will be provided for PacifiCorp and its subsidiaries including, but not limited to, provisions protecting PacifiCorp and its subsidiaries from the liabilities or financial distress of MEHC and its affiliates. This condition will not prohibit MEHC or its affiliates other than PacifiCorp from holding diversified businesses.

12)

PacifiCorp or MEHC will notify the Commission subsequent to MEHC’s board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing 5 percent or more of the capitalization of MEHC; or (2) the change in effective control or acquisition of any material part or all of PacifiCorp by any other firm, whether by merger, combination, transfer of stock or assets.

13)

The Intercompany Administrative Services Agreement (IASA) will include the corporate and affiliate cost allocation methodologies. The IASA will be filed with the Commission as soon as practicable after the closing of the transaction. Approval of the IASA will be requested if required by law or rule, but approval

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for ratemaking purposes will not be requested in such filing. Refer to Commitment 14 (f). Amendments to the IASA will also be filed with the Commission.
14)

Any proposed cost allocation methodology for the allocation of corporate and affiliate investments, expenses, and overheads, required by law or rule to be submitted to the Commission for approval, will comply with the following principles:

a)

For services rendered to PacifiCorp or each cost category subject to allocation to PacifiCorp by MEHC or any of its affiliates, MEHC must be able to demonstrate that such service or cost category is necessary to PacifiCorp for the performance of its regulated operations, is not duplicative of services already being performed within PacifiCorp, and is reasonable and prudent.

b)

Cost allocations to PacifiCorp and its subsidiaries will be based on generally accepted accounting standards; that is, in general, direct costs will be charged to specific subsidiaries whenever possible and shared or indirect costs will be allocated based upon the primary cost-driving factors.

c)	MEHC and its subsidiaries will have in place positive time reporting systems adequate to support the allocation and assignment of costs of executives and other relevant personnel to PacifiCorp.
d)

An audit trail will be maintained such that all costs subject to allocation can be specifically identified, particularly with respect to their origin. In addition, the audit trail must be adequately supported. Failure to adequately support any allocated cost may result in denial of its recovery in rates.

e)

Costs which would have been denied recovery in rates had they been incurred by PacifiCorp regulated operations will likewise be denied recovery whether they are allocated directly or indirectly through subsidiaries in the MEHC group.

f)	Any corporate cost allocation methodology used for rate setting, and subsequent changes thereto, will be submitted to the Commission for approval if required by law or rule.
15)

PacifiCorp will maintain separate debt and, if outstanding, preferred stock ratings. PacifiCorp will maintain its own corporate credit rating, as well as ratings for each long-term debt and preferred stock (if any) issuance.

16)

MEHC and PacifiCorp will exclude all costs of the transaction from PacifiCorp’s utility accounts. Within 90 days following completion of the transaction, MEHC will provide a preliminary accounting of these costs. Further, MEHC will provide the Commission with a final accounting of these costs within 30 days of the accounting close.

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17)	MEHC and PacifiCorp will provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to PacifiCorp.
18)

PacifiCorp will not make any distribution to PPW Holdings LLC or MEHC that will reduce PacifiCorp’s common equity capital below 40 percent of its total capital without Commission approval. PacifiCorp will notify the Commission if for any reason its common equity capital is reduced to below 44 percent of its total capital for a period longer than three consecutive months. PacifiCorp’s total capital is defined as common equity, preferred equity and long-term debt. Long-term debt is defined as debt with a term of one year or more. The Commission and PacifiCorp may reexamine these minimum common equity percentages as financial conditions or accounting standards change, and PacifiCorp may request adjustments.

19)	The capital requirements of PacifiCorp, as determined to be necessary to meet its obligation to serve the public, will be given a high priority by the Board of Directors of MEHC and PacifiCorp.
20)

Neither PacifiCorp nor its subsidiaries will, without the approval of the Commission, make loans or transfer funds (other than dividends and payments pursuant to the Intercompany Administrative Services Agreement) to MEHC or its affiliates, or assume any obligation or liability as guarantor, endorser, surety or otherwise for MEHC or its affiliates; provided that this condition will not prevent PacifiCorp from assuming any obligation or liability on behalf of a subsidiary of PacifiCorp. MEHC will not pledge any of the assets of the business of PacifiCorp as backing for any securities which MEHC or its affiliates (but excluding PacifiCorp and its subsidiaries) may issue.

21)

MEHC and PacifiCorp, in future Commission proceedings, will not seek a higher cost of capital than that which PacifiCorp would have sought if the transaction had not occurred. Specifically, no capital financing costs should increase by virtue of the fact that PacifiCorp was acquired by MEHC.

22)

MEHC and PacifiCorp guarantee that the customers of PacifiCorp will be held harmless if the transaction between MEHC and PacifiCorp results in a higher revenue requirement for PacifiCorp than if the transaction had not occurred; provided, however, that MEHC and PacifiCorp do not intend that this commitment be interpreted to prevent PacifiCorp from recovering prudently incurred costs approved for inclusion in revenue requirement by the Commission.

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23)

PacifiCorp will continue a Blue Sky tariff offering in all states. PacifiCorp will continue to support this offering through innovative marketing, by modifying the tariff to reflect the developing green power market and by monitoring national certification standards.

24)	PacifiCorp will continue its commitment to gather outside input on environmental matters, such as through the Environmental Forum.
25)	PacifiCorp will continue to have environmental management systems in place that are selfcertified to ISO 14001 standards at all PacifiCorp operated thermal generation plants.
26)

MEHC will maintain at least the existing level of PacifiCorp’s community-related contributions, both in terms of monetary and in-kind contributions. The distribution of PacifiCorp’s community-related contributions among the states will be done in a manner that is fair and equitable to each state.

27)	MEHC will continue to consult with regional advisory boards to ensure local perspectives are heard regarding community issues.
28)	MEHC will honor PacifiCorp’s existing labor contracts.
29)	After the closing of the transaction, MEHC and PacifiCorp will make no unilateral changes to employee benefit plans prior to May 23, 2007 that would result in the reduction of employee benefits.
30)	PacifiCorp will continue to produce Integrated Resource Plans according to the then current schedule and the then current Commission rules and orders.
31)

When acquiring new generation resources in excess of 100 MW and with a dependable life of 10 or more years, PacifiCorp and MEHC will issue Requests for Proposals (RFPs) or otherwise comply with state laws, regulations and orders that pertain to procurement of new generation resources for PacifiCorp.

32)	Nothing in these acquisition commitments shall be interpreted as a waiver of PacifiCorp’s or MEHC’s rights to request confidential treatment for information that is the subject of any commitments.
33)

Unless another process is provided by statute, Commission regulations or approved PacifiCorp tariff, MEHC and PacifiCorp encourage the Commission to use the following process for administering the commitments. The Commission should give MEHC and

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PacifiCorp written notification of any violation by either company of the commitments made in this application. If such failure is corrected within ten (10) business days for failure to file reports, or five (5) business days for other violations, the Commission should take no action. The Commission shall have the authority to determine if the corrective action has satisfied or corrected the violation. MEHC or PacifiCorp may request, for cause, an extension of these time periods. If MEHC or PacifiCorp fails to correct such violations within the specified time frames, as modified by any Commission-approved extensions, the Commission may seek to assess penalties for violation of a Commission order, against either MEHC or PacifiCorp, as allowed under state laws and regulations.

New Commitments – (reference G. Abel’s Testimony and Exhibit UP&L (GEA-1)

34)

Transmission Investment: MEHC and PacifiCorp have identified incremental transmission projects that enhance reliability, facilitate the receipt of renewable resources, or enable further system optimization. Subject to permitting and the availability of materials, equipment and rights-of-way, MEHC and PacifiCorp commit to use their best efforts to achieve the following transmission system infrastructure improvements:[1]

a)	Path C Upgrade (~$78 million) – Increase Path C capacity by 300 MW (from S.E. Idaho to Northern Utah). The target completion date for this project is 2010. This project:
•	enhances reliability because it increases transfer capability between the east and west control areas,
•

facilitates the delivery of power from wind projects in Idaho, and provides PacifiCorp with greater flexibility and the opportunity to consider additional options regarding planned generation capacity additions.

______________
[1]

While MEHC has immersed itself in the details of PacifiCorp’s business activities in the short time since the announcement of the transaction, it is possible that upon further review of a particular investment might not be cost-effective, optimal for customers or able to be completed by the target date. If that should occur, MEHC pledges to propose an alternative to the Commission with a comparable benefit.

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b)

Mona - Oquirrh (~$196 million) – Increase the import capability from Mona into the Wasatch Front (from Wasatch Front South to Wasatch Front North). This project would enhance the ability to import power from new resources delivered at or to Mona, and to import from Southern California by “wheeling” over the Adelanto DC tie. The target completion date for this project is 2011. This project:

•	enhances reliability by enabling the import of power from Southern California entities during emergency situations,
•	facilitates the acceptance of renewable resources, and
•	enhances further system optimization since it enables the further purchase or exchange of seasonal resources from parties capable of delivering to Mona.
c)

Walla Walla - Yakima or Mid-C (~$88 million) – Establish a link between the “Walla Walla bubble” and the “Yakima bubble” and/or reinforce the link between the “Walla Walla bubble” and the Mid-Columbia (at Vantage). Either of these projects presents opportunities to enhance PacifiCorp’s ability to accept the output from wind generators and balance the system cost effectively in a regional environment. The target completion date for this project is 2010.

35)	Other Transmission and Distribution Matters: MEHC and PacifiCorp make the following commitments to improve system reliability:
a)	investment in the Asset Risk Program of $75 million over the three years, 2007-2009,
b)	investment in local transmission risk projects across all states of $69 million over eight years after the close of the transaction,
b)	O & M expense for the Accelerated Distribution Circuit Fusing Program across all states will be increased by $1.5 million per year for five years after the close of the transaction, and
b)	extension of the O&M investment across all states for the Saving SAIDI Initiative for three additional years at an estimated cost of $2 million per year.
b)

MEHC and PacifiCorp will support the Bonneville Power Administration in its development of short-term products such as conditional firm. Based on the outcome from BPA’s efforts, PacifiCorp will initiate a process to collaboratively design similar products at PacifiCorp. PacifiCorp will continue its Partial Interim Service

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product and its tariff provision that allows transmission customers to alter prescheduled transactions up to twenty minutes before any hour, and will notify parties to this proceeding if it proposes changes to these two elements of its OATT.

36)

Regional Transmission: MEHC recognizes that it can and should have a role in addressing the critical importance of transmission infrastructure to the states in which PacifiCorp serves. MEHC also recognizes that some transmission projects, while highly desirable, may not be appropriate investments for PacifiCorp and its regulated customers. Therefore, MEHC shareholders commit their resources and leadership to assist PacifiCorp states in the development of transmission projects upon which the states can agree. Examples of such projects would be RMATS and the proposed Frontier transmission line.

37)

Reduced Cost of Debt: MEHC believes that PacifiCorp’s incremental cost of long-term debt will be reduced as a result of the proposed transaction, due to the association with Berkshire Hathaway. Historically, MEHC’s utility subsidiaries have been able to issue long-term debt at levels below their peers with similar credit ratings. MEHC commits that over the next five years it will demonstrate that PacifiCorp’s incremental long-term debt issuances will be at least a spread of ten basis points below its similarly rated peers. MEHC’s demonstration will include information from a third party industry expert supporting its calculation and conclusion. If MEHC is unable to demonstrate to the Commission’s satisfaction that PacifiCorp has achieved at least a ten-basis point reduction, PacifiCorp will accept up to a ten (10) basis point reduction to the yield it actually incurred on any incremental long-term debt issuances for any revenue requirement calculation effective for the five-year period subsequent to the approval of the proposed acquisition. It is projected that this benefit will yield a value roughly equal to $6.3 million over the post-acquisition five-year period.

38)

Corporate Overhead Charges: MEHC commits that the corporate charges to PacifiCorp from MEHC and MEC will not exceed $9 million annually for a period of five years after the closing on the proposed transaction. (In FY2006, ScottishPower’s net cross-charges to PacifiCorp are projected to be $15 million.)

39)

Future Generation Options: In Commitment 31, MEHC and PacifiCorp adopt a commitment to source future PacifiCorp generation resources consistent with the then current rules and regulations of each state. In addition to that commitment, for the next ten years, MEHC and PacifiCorp commit that they will submit as part of any commission approved RFPs for resources with a dependable life greater than 10 years and greater than 100 MW –including renewable energy RFPs --a 100 MW or more utility “own/operate” alternative for the particular resource. It is not the intent or objective that such alternatives be favored over

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other options. Rather, the option for PacifiCorp to own and operate the resource which is the subject of the RFP will enable comparison and evaluation of that option against other viable alternatives. In addition to providing regulators and interested parties with an additional viable option for assessment, it can be expected that this commitment will enhance PacifiCorp’s ability to increase the proportion of cost-effective renewable energy in its generation portfolio, based upon the actual experience of MEC and the “Renewable Energy” commitment offered below.

40)

Renewable Energy: MEHC reaffirms PacifiCorp’s commitment to acquire 1400 MW of new cost-effective renewable resources, representing approximately 7% of PacifiCorp’s load. MEHC and PacifiCorp commit to work with developers and bidders to bring at least 100 MW of cost-effective wind resources in service within one year of the close of the transaction.

MEHC and PacifiCorp expect that the commitment to build the Walla-Walla and Path C transmission lines will facilitate up to 400 MW of renewable resource projects with an expected in-service date of 2008 -2010. MEHC and PacifiCorp commit to actively work with developers to identify other transmission improvements that can facilitate the delivery of cost-effective wind energy in PacifiCorp’s service area.

In addition, MEHC and PacifiCorp commit to work constructively with states to implement renewable energy action plans so as to enable PacifiCorp to achieve at least 1400 MW of cost-effective renewable energy resources by 2015. Such renewable energy resources are not limited to wind energy resources.

41)

Coal Technology: MEHC supports and affirms PacifiCorp’s commitment to consider utilization of advanced coal-fuel technology such as super-critical or IGCC technology when adding coal-fueled generation.

42)

Greenhouse Gas Emission Reduction: MEHC and PacifiCorp commit to participate in the Environmental Protection Agency’s SF6 Emission Reduction Partnership for Electric Power Systems. Sulfur hexafluoride (SF6) is a highly potent greenhouse gas used in the electric industry for insulation and current interruption in electric transmission and distribution equipment. Over a 100-year period, SF6 is 23,900 times more effective at trapping infrared radiation than an equivalent amount of CO2, making it the most highly potent, known greenhouse gas. SF6 is also a very stable chemical, with an atmospheric lifetime of 3,200 years. As the gas is emitted, it accumulates in the atmosphere in an essentially un-degraded state for many centuries. Thus, a relatively small amount of SF6 can have a significant impact on global climate change. Through its participation in the SF6 partnership, PacifiCorp will commit to an appropriate SF6 emissions

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reduction goal and annually report its estimated SF6 emissions. This not only reduces greenhouse gas emissions, it saves money and improves grid reliability. Since 1999, EPA’s SF6 partner companies have saved $2.5 million from the avoided gas loss alone. Use of improved SF6 equipment and management practices helps protect system reliability and efficiency. Additionally, PacifiCorp will develop a strategy to identify and implement cost-effective measures to reduce PacifiCorp’s greenhouse gas emissions.

43)

Emission Reductions from Coal-Fueled Generating Plants: Working with the affected generation plant joint owners and with regulators to obtain required approvals, MEHC and PacifiCorp commit to install the equipment likely to be necessary under future emissions control scenarios at a cost of approximately $812 million. Concurrent with any application for an air permit, MEHC and PacifiCorp will discuss its plans regarding this commitment with interested parties and solicit input. While additional expenditures may ultimately be required as future emission reduction requirements become better defined, MEHC believes these investments in emission control equipment are reasonable and environmentally beneficial. The execution of an emissions reduction plan for the existing PacifiCorp coalfueled facilities, combined with the use of reduced-emissions coal technology for new coalfueled generation, is expected to result in a significant decrease in the emissions rate of PacifiCorp’s coal-fueled generation fleet. The investments to which MEHC is committing are expected to result in a decrease in the SO2 emissions rates of more than 50%, a decrease in the NOx emissions rates of more than 40%, a reduction in the mercury emissions rates of almost 40%, and no increase expected in the CO2 emissions rate.

44)	Energy Efficiency and DSM Management:
a)

MEHC and PacifiCorp commit to conducting a company-defined third-party market potential study of additional DSM and energy efficiency opportunities within PacifiCorp’s service areas. The objective of the study will be to identify opportunities not yet identified by the company and, if and where possible, to recommend programs or actions to pursue those opportunities found to be cost effective. The study will focus on opportunities for deliverable DSM and energy efficiency resources rather than technical potentials that may not be attainable through DSM and energy efficiency efforts. On-site solar and combined heat and power programs may be considered in the study. During the three-month period following the close of the transaction, MEHC and PacifiCorp will consult with DSM advisory groups and other interested parties to define the proper scope of the study. The findings of the study will be reported back to DSM advisory groups, commission staffs, and other interested stakeholders and will be used by the Company in helping to direct ongoing DSM and energy efficiency efforts. The study will be completed within

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fifteen months after the closing on the transaction, and MEHC shareholders will absorb the first $1 million of the costs of the study.
(b)

PacifiCorp further commits to meeting its portion of the NWPPC’s energy efficiency targets for Oregon, Washington and Idaho, as long as the targets can be achieved in a manner deemed cost-effective by the affected states.

(c)

In addition, MEHC and PacifiCorp commit that PacifiCorp and MEC will annually collaborate to identify any incremental programs that might be cost-effective for PacifiCorp customers. The Commission will be notified of any additional cost effective programs that are identified.

45)

Customer Service Standards: MEHC and PacifiCorp commit to continue customer service guarantees and performance standards as established in each jurisdiction, provided that MEHC and PacifiCorp reserve the right to request modifications of the guarantees and standards after March 31, 2008, and the right to request termination (as well as modification) of one or more guarantees or standards after 2011. The guarantees and standards will not be eliminated or modified without Commission approval.

46)

Community Involvement and Economic Development: MEHC has significant experience in assisting its communities with economic development efforts. MEHC plans to continue PacifiCorp’s existing economic development practices and use MEHC’s experience to maximize the effectiveness of these efforts.

47)

Corporate Presence (All States): MEHC understands that having adequate staffing and representation in each state is not optional. We understand its importance to customers, to regulators and to states. MEHC and PacifiCorp commit to maintaining adequate staffing and presence in each state, consistent with the provision of safe and reliable service and costeffective operations.

Supplemental General Commitments

48)

IRP Stakeholder Process: PacifiCorp will provide public notice and an invitation to encourage stakeholders to participate in the Integrated Resource Plan (IRP) process. The IRP process will be used to consider Commitments 34, 39, 40, 41 and 44. PacifiCorp will hold IRP meetings at locations or using communications technologies that encourage broad participation.

49)

Reporting on Status of Commitments: By June 1, 2007 and each June 1 thereafter through June 1, 2011, PacifiCorp will file a report with the Commission regarding the implementation of the Commitments. The report will, at a minimum, provide a description of the performance of each of the commitments that have quantifiable results. If any of the commitments is not being met, relative to the specific terms of the commitment, the report shall provide proposed

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corrective measures and target dates for completion of such measures. PacifiCorp will make publicly-available at the Commission non-confidential portions of the report.
50)	Pension Funding Policy: PacifiCorp will maintain its current pension funding policy, as described in the 2005 Actuarial Report, for a period of two years following the close of the transaction.

Utah-Specific Commitments – (reference Gale Exhibit UP&L (BEG-1)

U 1.	PacifiCorp will report call-handling results during wide-scale outages against average answer speeds, hold times and busy indications.
U 2.

MEHC and PacifiCorp will provide notification of and file for Commission approval of the divestiture, spin-off, or sale of any integral PacifiCorp function. This condition does not limit any jurisdiction the Commission may have.

U 3.

PacifiCorp or MEHC will notify the Commission prior to implementation of plans by PacifiCorp or MEHC: (1) to form an affiliate for the purpose of transacting business with PacifiCorp’s regulated operations; (2) to commence new business transactions between an existing affiliate and PacifiCorp; or (3) to dissolve an affiliate which has transacted substantial business with PacifiCorp.

U 4.

The premium paid by MEHC for PacifiCorp will be recorded in the accounts of the acquisition company and not in the utility accounts of PacifiCorp. By this commitment, MEHC and PacifiCorp are not agreeing or otherwise committing to waive any arguments that they might have pertaining to a symmetrical expense adjustment based on the regulatory theory of the matching principle in the event a party in a proceeding before the Commission proposes an adjustment to PacifiCorp’s revenue requirement associated with the imputation of benefits (other than those benefits committed to in this transaction) accruing from PPW Holdings LLC, MEHC, or affiliates. MEHC and PacifiCorp acknowledge that neither the Commission nor any party to this proceeding is being asked to agree with or accept any such arguments or to waive any right to assert or adopt such positions regarding the prudence, just and reasonable character, rate or ratemaking impact or treatment, or public interest as they deem appropriate pertaining to this commitment.

Utah-Specific Commitments – (reference Abel Exhibit UP&L (GEA-1)

U 5.	PacifiCorp and MEHC commit to maintaining sufficient operations and front line staffing to provide safe, adequate and reliable service in recognition of the level of load and customer growth in Utah.

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U 6.

PacifiCorp and MEHC commit to increasing the number of corporate and senior management positions in Utah to better reflect the relative size of Utah’s retail load compared to the retail loads of the other states. Positions to be examined will include, but not be limited to, engineering, purchasing, information technology, land rights, legal, commercial transactions and asset management. By September 1, 2007, MEHC and PacifiCorp will file a plan with the Commission that explicitly sets forth: (1) senior management positions (and associated corporate personnel positions identified by those senior managers) that have been identified for location in Utah; (2) the timeframe for implementing different stages of the plan; and (3) an economic analysis supporting the cost effectiveness of the plan. MEHC will promptly implement the plan pursuant to the timeframe.

U 7.

PacifiCorp and MEHC will authorize senior management personnel located in Utah to make decisions on behalf of PacifiCorp pertaining to (1) local Utah retail customer service issues related to tariff interpretation, line extensions, service additions, DSM program implementation and (2) customer service matters related to adequate investment in and maintenance of the Utah sub-transmission and distribution network and outage response. For resource transactions in Utah related to special retail contracts and QF contracts, PacifiCorp and MEHC will authorize Utah-based personnel to negotiate contract terms consistent with system-wide prudent practices. Such decisions will be subject to normal and prompt corporate approval procedures, senior executive approval and board approval, as appropriate. MEHC and PacifiCorp will include a description of the implementation of this commitment in the filing required in Commitment U 6.

U 8.

The Chairman of the Board of PacifiCorp and the President of PacifiCorp will meet at least annually with the Utah Public Service Commission to discuss (1) corporate presence status, plans and commitments, and (2) customer service issues. Senior executives of MEHC and PacifiCorp will also meet regularly with the Division of Public Utilities and the Committee of Consumer Services to discuss regulatory and customer service issues, including the issues discussed at the meetings among the Chairman of the Board of PacifiCorp, the President of PacifiCorp and the Commission.

Supplemental Utah-Specific Commitments

U 9.

PacifiCorp will provide semi annual reports to the Commission and members of the Service Quality Review Group describing PacifiCorp’s performance in meeting service standard commitments, including both performance standards and customer guarantees.

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U 10.

PacifiCorp will provide to the Division of Public Utilities and the Committee of Consumer Services, on an informational basis, credit rating agency news releases and final reports regarding PacifiCorp when such reports are known to PacifiCorp and are available to the public.

U 11.

MEHC commits that immediately following the closing of the transaction, the acquiring company (PPW Holdings LLC) will have no debt in its capital structure. MEHC and PacifiCorp commit to provide the Commission 30 days prior notice if PPW Holdings LLC ever intends to issue debt. MEHC and PacifiCorp acknowledge that if PPW Holdings LLC does issue debt, the Commission has the authority to consider whether additional ringfencing provisions may be appropriate.

U 12.

PacifiCorp commits to apply to the Commission for approval of security issuances pursuant to Utah Code Annotated 54-4-31 and to not seek exemption from this requirement for twelve months following the closing of this transaction.

U 13.	PacifiCorp commits to provide written notice to the Commission pursuant Utah Code Annotated 54-4-27 before any dividends are paid by PacifiCorp.
U 14.

PacifiCorp commits to continue to provide the Division of Public Utilities and the Committee of Consumer Services at the same time as the Commission with the filings, data and documents made with or provided to the Commission pursuant to Commitments 3, 4, 8, 13, 18, 49, U 2, U 3, U 9, U 11, U 12, U 13, U 20 and U 21 at the same time as filed with the Commission. PacifiCorp will make publicly-available at the Commission nonconfidential portions of the report. U 15. MEHC and PacifiCorp commit to form an IGCC Working Group, sponsored by PacifiCorp to discuss various policy and technology issues associated with IGCC, carbon capture, and sequestration. Working Group members would include representatives from major stakeholder and regulatory groups, PacifiCorp and MEHC officials, and others as appropriate. Some issues and challenges to development that would be considered by the Working Group would include:

•	the status of development of carbon sequestration policy and methods, including requirements for monitoring and verifying sequestration options;
•	information sharing, so that, to the extent possible, all parties develop a shared understanding of expected IGCC technology benefits, expected capital and O&M costs, and potential risks;
•	information sharing to understand such terms and associated requirements with concepts such as “carbon capture ready” and “permanent sequestration”;
•	issues related to technology of and permitting for IGCC air emissions, waste disposal, water use and site usage;

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•	commercial terms and conditions associated with IGCC plant development, construction, and maintenance; and
•	implications of SB 26 on development of IGCC plants given the implications of long development lead times, development costs, project risk, and cost uncertainty.
The IGCC Working Group would meet periodically to discuss the above issues and identify possible solutions, and to stay abreast of the evolving technology and commercial environment.
U 16.	MEHC and PacifiCorp commit to the following, subject to the parties supporting timely recovery of prudent costs:
a)

MEHC and PacifiCorp commit to study the economics and viability of an IGCC option and to use good faith efforts to present the results of this study as a resource alternative to inform the resource selection and RFP process under consideration in Docket 05-035-47. PacifiCorp will suggest procedural schedules that will facilitate this commitment. As soon as practical, but not later than three months after the closing of the transaction, PacifiCorp will provide to the parties estimated cost and timeline ranges for completion of an IGCC project, as well as potential resource alternatives if an IGCC design is not reasonably achievable in time to economically meet the resource need presently identified in 2012 from a customer and shareholder perspective. Parties will support the prudently incurred costs of these studies and analyses for inclusion in rates.

b)

PacifiCorp will perform initial conceptual and siting studies, general feasibility studies, and, where appropriate, other more detailed studies and engineering work, for an IGCC plant for the 2014 resource need identified in the October 2005 IRP Update. The studies will include an evaluation of the expected cost and performance impacts of constructing a plant to be carbon capture ready. These studies will be performed in parallel with similar studies to evaluate other generation technologies.

c)

PacifiCorp will include a utility self-build option of an IGCC unit in any RFPs for the 2014 and later non-renewable resource needs, whether or not the IGCC option is found to be PacifiCorp’s preferred cost-based alternative, and present PacifiCorp’s evaluation of the IGCC option against another self-build alternative(s) as part of the SB 26 process. This will include an evaluation of the cost and performance impacts of the IGCC resource being constructed to be carbon capture ready.

U 17.	PacifiCorp agrees to include the following items in the 2006 IRP:
a)	a wind penetration study to reappraise wind integration costs and cost-effective renewable energy levels; and b) an assessment of transmission

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options for PacifiCorp’s system identified in the RMATS scenario 1 related to facilitating additional generation at Jim Bridger and, on equal footing, new cost-effective wind resources.
U 18.

PacifiCorp will issue a Utah-specific RFP for the Blue Sky programs. The purpose of the RFP will be to better geographically balance Blue Sky block product demand and supply. Subject to any necessary counterparty confidentiality releases, PacifiCorp will provide information on the identity, vintage and location of generation associated with its annual procurement for Blue Sky to the Commission and other interested parties, upon request. PacifiCorp will meet annually with interested parties to discuss state-specific program opportunities while maintaining attractive prices to customers.

U 19.

For the purpose of rate cases and formal regulatory proceedings, PacifiCorp will provide parties to the stipulation filed in the acquisition docket who are intervenors in the rate case or formal regulatory proceeding with access, subject to Commitment 32 and the discovery rules of the Commission, to its financial books and records, including documents, data, and records of transactions between PacifiCorp and its affiliated interests which are relevant to issues in the docket.

U 20.

At the time of the closing of the transaction, MEHC will file with the Commission a letter from Berkshire Hathaway committing to be bound by Commitments 4 and 5 and any other commitments applicable to affiliates of MEHC.

U 21.	MEHC and PacifiCorp will request Commission approval, for cost allocation and affiliate transaction purposes, of the IASA and any amendments filed pursuant to Commitment 13.
U 22.

Applicants acknowledge that the Commitments are being made by MEHC and PacifiCorp and are binding only upon them (and their affiliates where noted). Applicants are not requesting in this proceeding a determination of the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions referenced in the Commitments, and the Parties in appropriate proceedings may take such positions regarding the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions as they deem appropriate.

U 23.

PacifiCorp intends to file its next Utah general rate case, including its direct revenue requirement testimony, by March 1, 2006. PacifiCorp will file its class cost of service, rate spread and rate design studies and supporting direct testimony (together referred to as “Cost of Service Filing”) by March 15, 2006. For purposes of that rate case proceeding only, PacifiCorp’s March 1, 2006 filing will constitute the date when “the utility’s schedules are filed” that starts the 240 day

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time limit (“Rate Effective Date”) wherein the Commission must issue its order granting or revising a revenue increase under Utah Code section 54-7- 12(3)(b)(i). That March 1, 2006 testimony will include PacifiCorp’s best estimates of the revenue requirement impact of the transaction, including revenue requirement adjustments that incorporate Commitments 37 and 38 to the extent that those commitments are applicable to the rate case test period. PacifiCorp will request that the Commission hold a test period hearing within 90 days after the March 1, 2006 filing. In addition, within fifteen days after closing, PacifiCorp will file supplemental testimony by an MEHC witness to discuss and update PacifiCorp’s revenue requirement in that case and to incorporate any additional adjustments that are appropriate as a result of the transaction. In order to provide parties with time to address any additional information provided in the MEHC testimony, PacifiCorp will extend the Rate Effective Date to December 11, 2006. If the transaction closes after April 30, 2006, or PacifiCorp fails to file supplemental testimony within fifteen days of closing, PacifiCorp acknowledges that the Rate Effective Date may be further extended by a reasonable period of time, as determined by agreement of the parties or by the Commission. PacifiCorp hereby waives any claim or argument that an additional extension of the Rate Effective Date would violate the provisions of Utah Code section 54-7-12 (3)(b)(i). PacifiCorp also commits that any request for Commission approval of a PCAM mechanism (or any net power cost adjustment mechanism) will be filed at least three months in advance of a general rate case filing and that intervener testimony deadlines will be the same as those established in the general rate case.

U 24.

PacifiCorp commits to work with the Utah DSM Advisory Group to propose a tariff amendment to maximize the cost-effective electricity savings of Utah ratepayer contributions to federally funded weatherization programs. As part of this analysis, PacifiCorp agrees to re-examine its current Company policy of matching federal contributions at 50%.

U 25.

MEHC and PacifiCorp commit up to $200,000 annually for five years, to be recorded in nonutility accounts, to match customer and employee contributions to the Utah fuel fund bill assistance program. MEHC and PacifiCorp commit to work with low income advocates and consumer groups, when appropriate, to evaluate additional matching contributions.

U 26.

MEHC commits to provide $25,000 in shareholder funds to hire a consultant for, and PacifiCorp will provide a resource for facilitation of, a working group to study and design for possible implementation an arrearage management project for low-income customers. The project will be developed by PacifiCorp in conjunction with the Division of Public Utilities, Committee for Consumer Services, low-income advocates and other interested parties. The goals of the project will include reducing service terminations, reducing referral of delinquent customers to third party collection agencies, reducing collection litigation and reducing arrearages and increasing voluntary customer payments of arrearages.

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U 27.

The scope of the “most favored nation” commitment contained in Section 10 of the Stipulation will extend to and include any resolution or settlement prior to closing of the transaction of any procedural, jurisdictional or federal law issues or disputes raised in PacifiCorp vs. Rob Hurless, Case No. CV-04-031J, United States District Court, District of Wyoming, regardless of the manner, context or proceeding in which any such settlement or resolution paid in connection with such settlement or resolution, to the extent such settlement or resolution includes any kind of ongoing waiver, or agreement to litigate in state tribunals, of any federal preemption, filed rate doctrine or similar federal issues, or any other limitation, condition or waiver of federal jurisdiction or federal forum as it relates to state ratemaking (referred to hereinafter as a procedural limitation clause (“PLC”)). If any PLC is agreed to by PacifiCorp in any such settlement or resolution, PacifiCorp agrees to identify the PLC in stand-alone language and MEHC agrees to include such PLC as a deemed commitment to the Wyoming transaction docket and by virtue of the most favored nations clause referred to above, the PLC will be available for adoption in Utah pursuant to the procedures in the Stipulation.

U 28.

MEHC and PacifiCorp will supplement the report filed with the Commission, the Division and the Committee, pursuant to Commitment 49, by including information regarding the implementation of each of the Utah-Specific Commitments, U 1 through U 27.